Exhibit 99.1

Identification of Members of the Group

Kings Road Holdings XIV Ltd.

Polygon Management Ltd.

Polygon Recovery Fund GP

Polygon Recovery Fund L.P.

Polygon Management L.P.

Polygon Equities Partners LLP

Polygon Global Partners LP

Reade E. Griffith

Patrick G.G. Dear